CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Combined Proxy Statement and Prospectus on Form N-14 (the "Registration Statement") of our reports dated July 12, 2006 for the T. Rowe Price New Income Fund, Inc. and February 13, 2006 for the T. Rowe Price Blue Chip Growth Fund, Inc., relating to the financial statements and financial highlights which appear in the May 31, 2006 Annual Report to Shareholders of the T. Rowe Price New Income Fund, Inc. and the December 31, 2005 Annual Report to Shareholders of the T. Rowe Price Blue Chip Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firms" and "Audited Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
August 17, 2006